Exhibit 23.6

北京市朝阳区建国路77号华贸中心3号写字楼34层 邮编：100025

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000 F: (86-10) 5809 1100

Consent Letter

December 4, 2024

To:

GLOBAL MOFY AI LIMITED (the “Company”)

No. 102, 1st Floor,

No. A12, Xidian Memory Cultural and Creative Town Gaobeidian Township,

Chaoyang District, Beijing People’s Republic of China

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We hereby consent to the use of this consent as an exhibit to the registration statement on Form F-1, as amended (the “Registration Statement”), to be filed by the Company with the U.S. Securities and Exchange Commission, on or about December 4, 2024. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng